EXHIBIT 10.8(i)
DESCRIPTION OF 2009 SALARIES FOR
THE 2008 NAMED EXECUTIVE OFFICERS
(Updated and restated as of October 19, 2009)
Annualized salary rates at October 19, 2009 for the actively employed executive officers of the Corporation who are named in the executive compensation disclosures of the Corporation’s 2009 proxy statement in relation to fiscal year 2008 (“2008 Named Executive Officers”) are:

D. Bryan Jordan	$800,000
Thomas D. Adams, Jr.	$350,000
Charles G. Burkett	$728,000
Frank J. Gusmus, Jr.	$600,000
Charles T. Tuggle, Jr.	$475,000
In addition, the annualized salary rate for William C. (B.J.) Losch III, our principal financial officer since January 5, 2009, is $400,000.
Salary rates continue in effect until they are changed. This exhibit restates, in one document, information which previously was disclosed in multiple documents. The rates noted above have not changed since they were previously disclosed by the Corporation.
On October 19, 2009, the Compensation Committee approved an increase in Mr. Burkett’s annualized salary rate to $739,700, effective the first pay period in January 2010. Mr. Burkett receives an auto allowance in 2009 which will be cancelled in 2010. The salary increase is 80% of the cancelled allowance. The other named executives received no auto allowance in 2009 and will receive no salary increase related to any cancellation of such an allowance.